Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLBIRDS, INC.

(A PUBLIC BENEFIT CORPORATION)

Allbirds, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. This Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Ninth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the heading of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

SMARTBIRD, INC.

4. Upon this Certificate of Amendment becoming effective, Section Three, Article III of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

5. Upon this Certificate of Amendment becoming effective, Section Three, Article VII, Provision B of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

VII.

B. [Reserved].

6. This Certificate of Amendment shall become effective upon filing with the Secretary of State of Delaware.

***

This Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation has been signed by a duly authorized officer of the Company on June 15, 2026.

ALLBIRDS, INC.

By:	/s/ Joe Vernachio
Name: Joe Vernachio
Title: President, Chief Executive Officer and Secretary

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